Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.

To the Plan Participants and Plan Administrator

Genworth Financial, Inc. Retirement and Savings Plan:

We consent to the incorporation by reference in the registration statements (Nos. 333-168961 and 333-127474) on Form S-8 of Genworth Financial, Inc. of our report dated June 25, 2018, with respect to the statements of net assets available for plan benefits of Genworth Financial, Inc. Retirement and Savings Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2017 and the related notes (collectively, the “financial statements”), and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report for Form 11-K of the Genworth Financial, Inc. Retirement and Savings Plan.

/s/ KPMG LLP

Richmond, Virginia
June 25, 2018